Exhibit 99.1

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use of our opinion letter dated March 13, 2019 to the Board of Directors of Oaktree Capital Group LLC, included as Annex D to the consent solicitation/prospectus which forms part of Amendment No. 1 to the Registration Statement on Form F-4 of Brookfield Asset Management Inc. (the “Registration Statement”), and to the references to such opinion in such consent solicitation/prospectus under the headings “Summary Term Sheet—Opinion of Oaktree’s Financial Advisor,” “Special Factors—Background of the Mergers,” “Special Factors—Recommendation of the Special Committee and the Oaktree Board; Reasons for the Mergers; Fairness of the Mergers—Recommendation and Reasons of the Oaktree Board; Position of Oaktree as to the Fairness of the Mergers,” “Special Factors—Opinion of Oaktree’s Financial Advisor,” and “Risk Factors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

/s/ PERELLA WEINBERG PARTNERS LP
PERELLA WEINBERG PARTNERS LP

June 6, 2019